Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT: Michael A. Sicuro

     702.263.2505

PROGRESSIVE GAMING INTERNATIONAL TO ACQUIRE VIRTGAME

TECHNOLOGY TO BE USED FOR CENTRAL SERVER-BASED SLOT GAME AND SPORTS BETTING

DRIVING TOWARDS THE NEXT GENERATION OF INTEGRATED CASINO MANAGEMENT SYSTEMS

LAS VEGAS – February 22, 2005 – Progressive Gaming International Corporation (the Company) (NASDAQ: PGIC), a leading supplier of integrated casino management systems and games for the gaming industry world-wide, announced today that it has entered into a definitive agreement to acquire VirtGame Corp. (OTC Bulletin Board: VGTI) in a stock swap valued at approximately $20 million. VirtGame is a provider of open architecture gaming software primarily focused on the delivery of central server-based slot games and centrally managed sports betting.

The Company will exchange 2.0 million shares of its common stock for all of the outstanding common and preferred stock, and all outstanding warrants and options of VirtGame, subject to potential adjustments for working capital deficiencies and a bridge financing arrangement provided to VirtGame by the Company.

The Company will be filing an S-4 registration statement in conjunction with the transaction, and VirtGame will be filing a proxy statement seeking shareholder approval for the deal. In addition, the transaction will require approval from the appropriate gaming regulatory agencies. The transaction is expected to close in the second quarter of fiscal 2005.

About Progressive Gaming International

Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry world-wide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.

The Company is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net or www.mikohn.com.

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PROGRESSIVE GAMING TO ACQUIRE VIRTGAME	PAGE TWO

About VirtGame

VirtGame is a Nevada Gaming Commission licensed provider of innovative sports book software systems and server-based, networked gaming software for regulated gaming applications. VirtGame’s technology platform, VirtGame SP™, is comprehensive, scalable and customizable, enabling gaming on any hardware platform including PCs, hand-held devices and mobile phones. Gaming content is stored on a central server and sent to terminals anywhere on the casino floor, or beyond to extended licensed locations VirtGame’s products, when used in combination, and individually, create greater efficiencies, reduce costs, increase revenues and extend the branch reach of casinos. For more information, please visit www.virtgame.com.

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ADDITIONAL INFORMATION

Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation, intends to file with the Securities and Exchange Commission a registration statement on Form S-4 that will include a prospectus of Mikohn, a proxy statement of VirtGame Corp., and other relevant documents in connection with the proposed transaction. Investors and security holders are advised to read the prospectus/proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the prospectus/proxy statement, when available, and other documents filed by Mikohn and VirtGame at the Securities and Exchange Commission’s web site at www.sec.gov. The prospectus/proxy statement and such other documents may also be obtained, when available, from Mikohn by directing such request to Progressive Gaming International Corporation, 920 Pilot Road, Las Vegas, Nevada, 89119, Attention: Investor Relations. The prospectus/proxy statement and such other documents may also be obtained, when available, from VirtGame by directing such request to VirtGame Corp., 6969 Corte Santa Fe, Ste. A, San Diego, California 92121, Attention: Investor Relations. Mikohn, VirtGame and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of VirtGame with respect to the transactions contemplated by the merger agreement. A description of any interests that Mikohn’s or VirtGame’s directors and executive officers have in the proposed merger will be available in the prospectus/proxy statement. Information regarding Mikohn’s officers and directors is included in Mikohn’s 10-K/A filed with the Securities and Exchange Commission on April 29, 2004. Information regarding VirtGame’s officers and directors is included in VirtGame’s 10-KSB filed with the Securities and Exchange Commission on April 12, 2004. These materials are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from Mikohn and VirtGame.

Forward Looking Statements

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations for the acquisition of VirtGame, the anticipated value of the proposed transaction, expectations for utilization of the VirtGame technology following the completion of the transaction, and other activities expected to occur as a result of the transaction. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the acquisition transaction may not be completed in the second quarter of fiscal 2005, or at all, risks related to the integration of VirtGame’s technology with the Company’s existing and planned products, risks related to the inability to obtain, or meet conditions imposed for, governmental and other approvals of the transaction, including approval by stockholders of VirtGame, risks related to any uncertainty surrounding the transaction, and the costs related to the transaction, the risk that the impact on the Company’s ongoing operational results from the transaction will be more adverse to the Company than anticipated, risks related to the Company’s ability to enforce and continue to develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, risks related to delay in the introduction of new products, the status of rights licensed from content providers, the risk that the Company’s planned products may not perform in the manner indicated in such forward-looking statements, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.